EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated September 24, 2008, appearing in the Annual Report on Form 10-K of Media Sciences International, Inc. for the year ended June 30, 2008 and to the reference to us under the heading “Experts” in the Prospectus.

/s/ Amper, Politziner & Mattia, LLP.

November 7, 2008

New York, New York